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                                                                     EXHIBIT 3.4

                                  AMENDMENT TO
                           AMENDED AND RESTATED BYLAWS
                                       OF
                            SILVERLEAF RESORTS, INC.

         WHEREAS, the Board of Directors recommended to the Shareholders of Silverleaf Resorts, Inc., a Texas corporation (the "Corporation"), that the Corporation's Amended and Restated Articles of Incorporation ("Articles") and the Amended and Restated Bylaws dated February 28, 1998 ("Restated Bylaws") be amended to eliminate the classification and staggered terms of the Board of Directors and to provide for the annual election of each member of the Board of Directors;

         WHEREAS, at the 2003 Annual Meeting of the Shareholders of the Corporation held on December 16, 2003, the Shareholders voted to approve amendments to the Corporation's Articles and Bylaws to eliminate the classification and staggered terms of the Board of Directors;

         Therefore, ARTICLE II, Section 2 of the Restated Bylaws is hereby amended to read in its entirety as follows:

                  "Section 2--NUMBER AND TENURE

                           At any regular meeting or at any special meeting
                  called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall not be less than five (5), nor more than thirteen (13), and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Each director shall serve for a term ending on the date of the annual meeting of shareholders following the annual meeting at which such director was elected and until the director's successor is elected and qualified, or until the director's resignation, removal (in accordance with the Articles and these Bylaws) or death."

                            CERTIFICATE OF SECRETARY

         I, Sandra G. Cearley, hereby certify that I am the Secretary of Silverleaf Resorts, Inc., a Texas corporation (the "Corporation"); and that the foregoing Amendment to the Amended and Restated Bylaws was adopted effective the 16th day of December, 2003, by the action of the Shareholders of the Corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Corporation this 19TH day of February, 2004.


(S E A L)                           /s/ SANDRA G. CEARLEY
                                    --------------------------------------------
                                    Sandra G. Cearley, Secretary